Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHETECH, INC.

(Pursuant to Sections 228, 242 and 245 of the

General Corporation Law of the State of Delaware)

James R. Mault and Kamal Hamid certify that they are the Chief Executive Officer and Secretary of HealtheTech, Inc., a Delaware corporation (the “Corporation”), respectively, which was incorporated on February 23, 1998, as Mault Calorimetry, Inc. and was formerly Calorie Management Systems, Inc., and further certifies the following:

1. The Certificate of Incorporation of the Corporation is amended and restated to read in full as follows:

I.

The name of this corporation is HealtheTech, Inc. (the “Corporation”).

II.

The address of the Corporation’s registered office in the State of Delaware is 15 East North Street, Dover, Delaware 19901, County of Kent. The name of the registered agent of the Corporation at such address is Incorporating Services, Ltd.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

IV.

The Corporation is authorized to issue two classes of shares to be designated respectively Common Stock, par value $0.001 per share (the “Common Stock”), and Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The total number of shares which the Corporation shall have the authority to issue is 105,000,000 consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock.

The Board of Directors of the corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof.

Each share of Preferred Stock issued by the Corporation, if reacquired by the Corporation (whether by redemption, repurchase, conversion to Common Stock or other means), shall upon such reacquisition resume the status of authorized and unissued shares of Preferred Stock, undesignated as to series and available for designation and issuance by the Corporation in accordance with the immediately preceding paragraph.

Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation of Preferred Stock relating to any series of Preferred Stock).

V.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of Delaware, or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware as so amended.

The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, she, his or her testator or intestate is or was a director or officer of the corporation (or any predecessor thereof), or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director, officer, employee or agent at the request of the corporation (or any predecessor).

Neither any amendment, modification nor repeal of this Article, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article, shall eliminate, reduce or adversely affect, any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such amendment, modification, repeal or adoption of an inconsistent provision.

VI.

Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders.

Special meetings of stockholders of the corporation may be called only by the Chairman of the Board, the Chief Executive Officer, the President or by the Board acting pursuant to a resolution adopted by a majority of the Whole Board, and any power of stockholders to call a special meeting is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors of the corporation whether or not there exist any vacancies in previously authorized directorships.

VII.

Effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, no stockholder will be permitted to cumulate votes at any election of directors.

VIII.

Notwithstanding the foregoing, effective upon the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the Board of Directors shall be divided into three classes, the members of each class to serve for a term of three years; provided that the directors shall be elected as follows: at the first annual meeting of the stockholders held following the closing of a firm commitment underwritten public offering of Common Stock of the Corporation, the directors in the first class shall be elected for a term of three years, at the second annual meeting following such date, the directors in the second class shall be elected for a term of three years, and at the third annual meeting following such date, the directors in the third class shall be elected for a term of three years. The Board of Directors by resolution shall nominate the directors to be elected for each class. At subsequent annual meetings of stockholders, a number of directors shall be elected equal to the number of directors with terms expiring at that annual meeting. Directors elected at each such subsequent annual meeting shall be elected for a term expiring with the annual meeting of stockholders three years thereafter.

Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, even if less than a quorum, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been duly elected and qualified. A director may be removed from office by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock of the Corporation entitled to vote at an election of directors, provided that such removal is for cause.

IX.

The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation, but the stockholders may make additional by-laws and may alter or repeal any by-law whether adopted by them or otherwise.

Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock designation, the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of the voting stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the modification, amendment or repeal of all or any portion of Article II, Section 3.2 (Number of Directors), Section 3.3 (Election, Qualification and Term of Office of Directors), Section 3.4 (Resignation and Vacancies), Section 3.15 (Removal of Directors), Article VI or Article IX of the Bylaws of the Corporation.

X.

Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

XI.

The Corporation is to have perpetual existence.

XII.

Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

XIII.

Advance notice of new business at stockholders’ meetings and stockholder proposals and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

XIV.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the laws of the State of Delaware) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

XV.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred herein are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation, or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of voting stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article XV, Article V, Article VI, Article VII, Article VIII, Article IX, Article X, Article XII, Article XIII or Article XIV.

I further declare under penalty of perjury under the laws of the State of Delaware that the matters set forth in the foregoing certificate are true and correct of my own knowledge.

IN WITNESS WHEREOF, the undersigned have executed this certificate in Golden, Colorado this 17th day of July, 2002.

Dated: July 17, 2002

/s/ James R. Mault

James R. Mault Chief Executive Officer

/s/ Kamal Hamid

Kamal Hamid Secretary

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HEALTHETECH, INC.

HealtheTech, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: The name of the Corporation is HealtheTech, Inc.

SECOND: The Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware on February 23, 1998 under the name Mault Calorimetry, Inc., and was formerly Calorie Management Systems, Inc.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

The first paragraph of Article IV shall be amended and restated to read in its entirety as follows:

“IV.

The Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock, par value $0.001 per shares (the “Common Stock”), and Preferred Stock, par value $0.001 per share (the “Preferred Stock”). The total number of shares which the Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of the Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each five (5) shares of the Corporation’s Common Stock issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $.001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware.”

FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Certificate of Amendment was 19,790,331 shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

IN WITNESS WHEREOF, HealtheTech, Inc. has caused this Certificate of Amendment to be signed by its Chairman and Chief Executive Officer on this 31st day of December, 2003.

HEALTHETECH, INC.

By:	/s/ JAMES W. DENNIS

James W. Dennis Chairman and Chief Executive Officer